Exhibit 99.1

Contact:	Mike Cockrell
Treasurer & Chief Financial Officer
(601) 649-4030
SANDERSON FARMS, INC. REPORTS
RESULTS FOR SECOND QUARTER OF FISCAL 2008
LAUREL, Miss. (May 22, 2008) — Sanderson Farms, Inc. (NASDAQ: SAFM) today reported results for its second fiscal quarter ended April 30, 2008.
     Net sales for the second quarter of fiscal 2008 were $433.9 million compared with $360.5 million for the same period a year ago. For the quarter, net income was $6.2 million, or $0.30 per share, compared with net income of $26.9 million, or $1.33 per share, for the second quarter of fiscal 2007.
     Net sales for the first six months of fiscal 2008 were $796.4 million compared with $653.2 million for the first half of fiscal 2007. Net income for the first half of the year totaled $12.4 million, or $0.61 per share, compared with net income of $24.1 million, or $1.19 per share, for the first six months of last year.
     “We are pleased to report a profit during our second fiscal quarter, in spite of challenging industry fundamentals,” said Joe F. Sanderson, Jr., chairman and chief executive officer of Sanderson Farms, Inc. “Like others in our industry, the Company’s financial results were affected by feed grain costs, which were significantly higher than they were in the same period a year ago, and higher than the first quarter of this year. We expect this trend to continue with feed grain costs projected to remain high and volatile at least through fiscal 2009. Despite these higher costs, we continue to focus on improving the efficiency with which we operate, and the number of pounds we have to leverage into the market to absorb these costs. Overall, we are pleased with the solid performance of our operations in a difficult environment.”
     According to Sanderson, overall market prices for poultry products were mixed in the second quarter of fiscal 2008 compared with prices a year ago. As measured by a simple average of the Georgia dock price for whole chickens, prices increased approximately 6.1% in the Company’s second fiscal quarter compared with the same period in 2007. Bulk leg quarter prices were also higher, up 3.9% compared with last year’s second quarter. However, boneless breast meat prices during the quarter were approximately 10.1% lower than the prior year period. Jumbo wing prices averaged $0.97 per pound during the second quarter of fiscal 2008, compared with the average of $1.15 per pound during the second quarter of fiscal 2007, a decrease of 15.4%. At the same time, the Company’s costs for corn and soybean meal, the Company’s primary feed ingredients, increased 28.3% and 46.8%, respectively, compared with the second quarter a year ago. For the first six months of the fiscal year, these costs have increased 21.7% and 44.4%, respectively.
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Sanderson Farms Reports Results for Second Quarter of Fiscal 2008

May 22, 2008
     “We recognize that there are many things about our business over which we have no control, including the higher grain prices and the constant variability in market prices for chicken products,” added Sanderson. “While we remain confident that the fundamental rules of supply and demand will work to maintain industry profitability over the long term, we also note that current conditions are creating short-term fluctuations in markets and profitability. Egg sets for early May have been lower than a year ago, which bodes well for future supply.”
     Sanderson Farms will hold a conference call to discuss this press release today, May 22, 2008, at 10:00 a.m. Central, 11:00 a.m. Eastern. Investors will have the opportunity to listen to a live Internet broadcast of the conference call through the Company’s Web site at www.sandersonfarms.com or through www.earnings.com. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, an Internet replay will be available shortly after the call and continue through June 24, 2008. Those without Internet access may listen to the call by dialing (877) 856-1965.
     Sanderson Farms, Inc. is engaged in the production, processing, marketing and distribution of fresh and frozen chicken and other prepared food items. Its shares trade on the NASDAQ Stock Market, LLC under the symbol SAFM.
     This press release contains forward-looking statements based on management’s current views and assumptions. Actual results and events may differ. For a discussion of these matters, please refer to the “Cautionary Statement Regarding Risks and Uncertainties That May Affect Future Performance” in Item 7 of the Company’s 2007 Annual Report on Form 10-K and please refer to the cautionary statement found in Management’s Discussion and Analysis of Financial Condition and Results of Operations under the heading “General” in Part I, Item 2 of the Quarterly Report on Form 10-Q for the Company’s second quarter ended April 30, 2008.
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Sanderson Farms Reports Results for Second Quarter of Fiscal 2008

May 22, 2008
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	April 30,		April 30,
	2008	2007	2008	2007
Net sales	$433,876	$360,471	$796,442	$653,182
Costs and expenses:
Cost of sales	409,250	303,764	746,389	587,437
Selling, general and administrative	14,146	12,988	27,951	25,455

	423,396	316,752	774,340	612,892

Operating income	10,480	43,719	22,102	40,290

Other income (expense):
Interest income	23	61	95	107
Interest expense	(1,806)	(1,266)	(3,854)	(2,486)
Other	24	7	41	11

	(1,759)	(1,198)	(3,718)	(2,368)

Income before income taxes	8,721	42,521	18,384	37,922
Income tax expense	2,504	15,590	5,945	13,840

Net income	$6,217	$26,931	$12,439	$24,082

Basic earnings per share	$0.31	$1.34	$0.61	$1.20

Diluted earnings per share	$0.30	$1.33	$0.61	$1.19

Dividends per share	$0.14	$0.12	$0.28	$0.24

Weighted average shares outstanding:
Basic	20,269	20,120	20,254	20,111

Diluted	20,469	20,267	20,443	20,223

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Sanderson Farms Reports Results for Second Quarter of Fiscal 2008

May 22, 2008
SANDERSON FARMS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	April 30,	October 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$6,759	$2,623
Accounts receivable, net	76,121	69,484
Refundable income taxes	4,488	1,102
Inventories	172,698	119,258
Prepaid expenses	18,043	14,734

Total current assets	278,109	207,201

Property, plant and equipment	699,815	674,018
Less accumulated depreciation	(301,590)	(283,328)

	398,225	390,690

Other assets	2,728	2,482

Total assets	$679,062	$600,373

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$98,953	$78,697
Current maturities of long-term debt	462	455

Total current liabilities	99,415	79,152

Long-term debt, less current maturities	146,471	96,623
Claims payable	4,100	3,700
Deferred income taxes	15,245	16,352
Stockholders’ equity:
Common stock	20,276	20,239
Paid-in capital	27,344	24,719
Retained earnings	366,211	359,588

Total stockholders’ equity	413,831	404,546

	$679,062	$600,373

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